SEVENTH AMENDMENT TO EMPLOYMENT AGREEMENT


          THIS SEVENTH AMENDMENT TO EMPLOYMENT AGREEMENT is made effective the 6th day of January, 1998, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company") and DAVID B. POMEROY, II (the "Executive").

          WHEREAS, on the 12th day of March, 1992, Company and Executive executed an Employment Agreement ("Agreement") that became effective on the date of the closing of the initial public offering of the Company (April 10, 1992); and

          WHEREAS, Company and Executive entered into an Amendment to Employment Agreement effective July 6, 1993; and

          WHEREAS, Company and Executive entered into a Second Amendment to Employment Agreement effective October 14, 1993;

          WHEREAS, Company and Executive entered into a Third Amendment to Employment Agreement effective January 6, 1995;

          WHEREAS, Company and Executive entered into a Fourth Amendment to Employment Agreement effective for the fiscal year ending January 5, 1996;

          WHEREAS, Company and Executive entered into a Fifth Amendment to Employment Agreement effective January 6, 1996;

          WHEREAS, Company and Executive entered into a Sixth Amendment to Employment Agreement effective January 6, 1997; and

          WHEREAS, Company and Executive desire to amend the Agreement, as amended, to reflect certain changes agreed upon by Company and Executive regarding compensation payable to Executive for the 1998 fiscal year and thereafter.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

          1.   Section 5(a)(iii) shall be amended as follows:

               (iii)     During the Company's  1998 fiscal year,  Executive
                    shall be paid at the annual rate of $475,000.00. This rate shall continue for each subsequent year of the Agreement unless modified by the Compensation Committee as provided in Section 5(a)(iv).

          2. Section 5(b)(i) is amended commencing with the 1998 fiscal year as follows:

               (i)  Executive  shall  be  entitled  to  a  bonus  and  non-



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                    qualified stock option award  for the 1998 fiscal  year
                    in the event Employee satisfies the applicable criteria set forth below of the income from operations (as defined) of the Company for 1998, as follows:

                    (i) Income from operations greater than $28,000,000.00 but less than or equal to $33,000,000.00 = $200,000.00 cash bonus and 25,000 non-qualified stock options;

                    (ii) Income from operations greater than $33,000,000.00
                         but less than or equal to $38,000,000.00 = $300,000.00 cash bonus and 50,000 non-qualified stock options; or

                    (iii)     Income   from    operations   greater    than
                         $38,000,000.00 = $400,000.00 cash bonus and 75,000
                         non-qualified stock options.

               Within thirty (30) days of the conclusion of the 1998 fiscal year of the Corporation and each fiscal year thereafter, Executive and Company shall agree upon the threshold of operating income to be utilized for determining any bonus and non-qualified stock options to be awarded to Executive for such year. Such bonus and non-qualified stock option awards for each subsequent year of this Agreement shall be consistent with Executive's prior plan.

               Any award of stock options to acquire the common stock of the Company shall be at the fair market value of such common stock as of the applicable date. For purposes of this Agreement, the fair market value as of the applicable date shall mean with respect to the common shares, the average between the high and low bid and asked prices for such shares on the over the counter market on the last business day prior to the date on which the value is to be determined (or the next preceding date on which sales occurred if there were no sales on such date).

               For purposes of this Agreement, the term _income from operations_ shall be computed without respect to the bonus payable to the Executive pursuant to this Section 5(b)(i) and shall exclude any gains or losses realized by the Company on the sale or other disposition of its assets (other than in the ordinary course of business). Such income from operations of the Company shall be determined on a consolidated basis by the independent accountant regularly retained by the Company, subject to the foregoing provisions of this subparagraph (i) in accordance with generally accepted accounting principles. Said determination and payment of such bonus shall be made within ninety (90) days following the end of the fiscal year of the Company and the determination by the accountant shall be final, binding and



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               conclusive upon  all  parties  hereto.   In  the  event  the
               audited financial statements are not issued within such ninety-day period, the Company shall make the payment due hereunder (if any) based on its best reasonable estimate of any liability hereunder, which amount shall be reconciled by both parties once the audited financial statements are issued. Company shall have the ability to advance amounts to Executive based on the projected amount of the bonus
               compensation to be paid hereunder.   In the event that  such
               advance payments are in excess of the amount due hereunder, any such excess shall be reimbursed to Company by Executive within ninety (90) days following the end of the fiscal year. In the event such advance payments are less than the amount of said bonus as determined hereunder, any additional amount due Executive shall be paid within ninety (90) days following the end of the fiscal year of the Company.

          3.   Section 5(h) is amended as follows:

               Effective upon the Trustee under Executive's Irrevocable Trust obtaining an additional one million dollars of whole life coverage on the life of Executive at standard rates, line 9 of Section 5(h) is amended by inserting $2,000,000.00 in lieu of $1,000,000.00.

          4.   The Agreement  shall be  amended by  adding  at the  end  of
               Section 5(h), the following Section 5(i):

               5(i) Flight Time Business  Usage (Cincinnati Air).   In  the
                    event of a Change in Control as defined under the terms of this Agreement, Executive shall be provided each year with one hundred (100) hours of flight time for business usage by private air carrier provided by Cincinnati Air or some other executive jet services that may be designated by Executive. In the event Executive does not use such designated hours of flight time for business usage during any particular year after a Change of Control has occurred, no carryover shall exist for any unused time.

          5. This Agreement shall be amended by adding at the end of the Agreement, the following new Section 5(j):

               5(j) During the term  of this Agreement,  Company shall  pay
                    Executive the sum of Five Thousand Dollars ($5,000.00) per month to enable Company to utilize real estate owned by Executive in Desert Mountain, Arizona for the purposes of conducting business related to Company's operations in the Midwest and Southwest portions of the United States and for periodic Board of Directors meetings. Company and Executive shall agree upon designated times for use of such property for the purposes set forth above.



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          6.   Section 19 shall  be amended by  adding at the  end of  such
               Section, the following language:

               Executive shall be awarded, effective January 6, 1998, an option to acquire 25,000 shares of the common stock of Company at the fair market value of such shares on January 3, 1998 (the first business day prior to January 5, 1998). Such option shall be awarded to Executive by Company pursuant to the terms of an Award Agreement which is attached hereto and incorporated herein by reference as Exhibit C.

          Except as modified above, the terms of the Employment Agreement, as amended, are hereby affirmed and ratified by the parties.

          IN  WITNESS  WHEREOF,  this    Seventh  Amendment  to  Employment
          Agreement has been executed as of the day and year first above written.

          WITNESSES:                      POMEROY COMPUTER RESOURCES, INC.

          _______________________

          _______________________         By:
          ______________________________


          _______________________

          _______________________
               __________________________________
                                          DAVID B. POMEROY, II, Executive























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